As filed with the Securities and Exchange Commission on January 25, 2017

Registration No. 333-200173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Macrocure Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not applicable.
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Leap Therapeutics, Inc.

47 Thorndike Street

Suite B1-1

Cambridge, MA 02141

(617) 714-0360

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Macrocure Ltd. 2008 Stock Option Plan

Macrocure Ltd. 2013 Share Incentive Plan

(Full Title of the Plans)

Douglas E. Onsi
Director
Macrocure Ltd.
c/o Leap Therapeutics, Inc.
47 Thorndike Street, Suite B1-1
Cambridge, MA 02141
(617) 714-0360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filler ☒ (do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

Macrocure Ltd. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8, Registration No. 333-200173, filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2014 (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement.

The Registration Statement registered the offer and sale of the Registrant’s ordinary shares, par value NIS0.01 per share, issuable pursuant to the Macrocure Ltd. 2008 Stock Option Plan and the Macrocure Ltd. 2013 Share Incentive Plan.

On January 23, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2016, by and among the Registrant, Leap Therapeutics, Inc. (“Leap”), a Delaware corporation, and M-CO Merger Sub Ltd. (“Merger Sub”), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of Leap (as amended and in effect from time to time, the “Merger Agreement”), the Registrant merged with Merger Sub and thereby became a wholly owned subsidiary of Leap (the “Merger”). Effective upon the consummation of the Merger, (i) Leap assumed the Macrocure 2013 Share Incentive Plan (the “2013 Plan”) and the Macrocure 2008 Stock Option Plan (the “2008 Plan”), (ii) all outstanding options under the 2008 Plan and 2013 Plan as of the time of the consummation of the Merger instead became exercisable for shares of Leap common stock, par value $0.001 per share (“Leap Common Stock”), on the same terms as such options were initially granted (subject to adjustment as to number of underlying shares of Leap Common Stock and exercise price per share based on the 0.1815 exchange ratio of Leap Common Stock issued per Macrocure ordinary shares surrendered under the Merger Agreement) and (iii) Macrocure terminated all offers and sales of its securities registered pursuant to the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on the 25th day of January, 2017.

/s/ Douglas E. Onsi
Douglas E. Onsi
Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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